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Memory Pharmaceuticals Initiates Phase 2a Trial of MEM 1003 in Bipolar Disorder

MONTVALE, N.J., September 5, 2006/PRNewswire-FirstCall/ — Memory Pharmaceuticals Corp. (Nasdaq: MEMY) today announced the dosing of the first subject in a Phase 2a trial of MEM 1003 in patients with acute mania in bipolar disorder. The Company is conducting the trial as part of its agreement with The Stanley Medical Research Institute (SMRI), which is providing funding support for this Phase 2a clinical trial of MEM 1003.

The multicenter, double-blind, randomized, placebo-controlled study will evaluate the safety and efficacy of MEM 1003 for the treatment of acute mania in bipolar disorder. Approximately 60 subjects in the United States will be enrolled in the trial and randomized to receive MEM 1003 or placebo for a 21-day treatment period, which will be followed by an optional open-label four-week treatment period. Subjects in the MEM 1003 group will receive 60 mg of MEM 1003 twice a day, with up to two dose escalations, from 60 to 120 mg twice a day on the second day of treatment and from 120 to 180 mg twice a day on the third day of treatment. The primary outcome measure of the trial is the change in the Young Mania Rating Scale (YMRS) at 21 days.

“This clinical trial is the first large-scale controlled study of a calcium channel blocker in bipolar disorder and is also an important milestone for Memory Pharmaceuticals, as we expand our clinical experience with MEM 1003 and explore the potential of this promising compound in this indication,” said Stephen R. Murray, M.D., Ph.D., Vice President of Clinical Development. “In clinical practice, other calcium channel modulators have shown promise in the treatment of bipolar disorder, but the blood pressure lowering effects of these drugs have limited further development.  We believe that MEM 1003 has been optimized for central nervous system activity and has the potential to improve the mood swings characterized by this disorder at doses below those that will lower blood pressure. We look forward to completing this trial in the first half of 2007.”

Under the terms of the agreement with SMRI, Memory Pharmaceuticals could receive up to $3.2 million from SMRI to fund a Phase 2a clinical trial of MEM 1003 in bipolar disorder. In December 2005, SMRI purchased 440,367 newly issued shares of the Company’s common stock at a price of $2.18 per share, constituting $960,000 of the total possible funding to Memory Pharmaceuticals under the agreement. Memory Pharmaceuticals is eligible to receive up to an additional $2.24 million of funding from SMRI upon the achievement of milestones related to this Phase 2a trial. These funds will be repayable to SMRI in the form of royalties, up to a specified maximum amount, on any future sales of MEM 1003 for the treatment of bipolar disorder or schizophrenia.

MEM 1003 is a neuronal L-type calcium channel modulator that Memory Pharmaceuticals is developing for the treatment of Alzheimer’s disease and bipolar disorder. By blocking L-type calcium channels, MEM 1003 may regulate the flow of calcium and reestablish normal levels of calcium, which may correct or prevent the severe mood swings that characterize bipolar disorder.

About the Company
Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders such as Alzheimer’s disease, schizophrenia, depression and bipolar disorder. For additional information, please visit our website at http://www.memorypharma.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the risks and uncertainties associated with: obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; conducting preclinical and clinical trials of Memory Pharmaceuticals’ drug candidates that demonstrate these candidates’ safety and effectiveness; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations and its license relationship with Bayer; achieving milestones under Memory Pharmaceuticals’ collaborations; Memory Pharmaceuticals’ dependence on third-party preclinical or clinical research organizations, manufacturers and consultants; and protecting the intellectual property developed by or licensed to Memory Pharmaceuticals. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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